Statement of Computation of Earnings Per Share

Integrated Alarm Services Group, Inc.

Exhibit 11.1
		Weighted Average
	Total Shares	Three Months		Year
Year Ended December 31, 2003
Shares outstanding January 1, 2003	709,719	709,719		709,719
Shares issued for IASI and Morlyn on January 31, 2003	881,192	881,192		806,351	334/365
Shares issued upon IPO on July 29, 2003	22,000,000	22,000,000		9,402,740	156/365
Shares issued upon exercise of overallotment on August 27, 2003	982,729	982,729		341,936	127/365
Shares issued to Criticom shareholders, earn-out, December 2, 2003	34,091	10,746	29/92	2,709	29/365
Shares outstanding December 31, 2003	24,607,731	24,584,386		11,263,455

Net income (loss)		$(1,522,758)		$(22,004,560)

Net income (loss) per share		$(0.06)		$(1.95)

Year Ended December 31, 2004
Shares outstanding January 1, 2004	24,607,731	24,607,731		24,607,731
Shares issued for Criticom (contingent) purchase	34,091	34,091	92/92	33,625	361/366
Shares issued upon conversion of debt:
April 26, 2004	36,036	36,036	92/92	24,516	249/366
June 2, 2004	3,604	3,604	92/92	2,088	212/366
Shares outstanding December 31, 2004	24,681,462	24,681,462		24,667,960

Net income (loss)				$(11,717,043)

Net income (loss) per share				$(0.47)